Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated April 21, 2022, with respect to the consolidated financial statements and the related notes and financial statement schedules of Bed Bath & Beyond Inc., and the effectiveness of internal control over financial reporting incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York

February 6, 2023